Exhibit 99.1

AOL REPORTS Q3 EARNINGS

7% Global Advertising Revenue Growth Drives Best Year-Over-Year Revenue Performance in Over 7 Years

12% Adjusted OIBDA Growth Marks the Second Consecutive Quarter of Year-Over-Year Growth

8% Search and Contextual Revenue Growth Represents the First Growth Quarter in Over 3 Years

Subscription Revenue Trends Improve Meaningfully With The Lowest Rate of Decline in Over 6 Years

AOL Properties Unique Visitors Grew 4% from Q3 2011

Reported EPS of $0.22 Compares to a Loss Per Share of $0.02 in Q3 2011

23% Growth in Cash Provided by Operating Activities Drives 27% Free Cash Flow Growth

AOL Is Positioned to Reduce its Shares Outstanding by Approximately 30% From Its High by Year-End

***

NEW YORK – November 6, 2012 – AOL Inc. (NYSE: AOL) released third quarter 2012 results today.

“We just reported the best relative revenue performance in seven years and the second consecutive quarter of year-over-year profit growth, exceeding our expectations,” said Tim Armstrong, Chairman and CEO. “We have positioned AOL for growth in 2013 and beyond with consumer and advertiser demand growing for our premium content and innovative products, video, services and ad formats.”

Summary Results

In millions (except per share amounts)

	Q3 2012	Q3 2011	Change
Revenue
Advertising	$340.0	$317.7	7%
Subscription	173.5	191.9	-10%
Other	18.2	22.1	-18%

Total revenues	$531.7	$531.7	0%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$97.9	$87.2	12%
Restructuring costs	$0.4	$7.1	-94%
Operating income	$43.1	$8.6	401%
Net income (loss) attributable to AOL Inc.	$20.8	$(2.6)	NM
Diluted EPS	$0.22	$(0.02)	NM
Cash provided by operating activities	$101.8	$82.5	23%
Free Cash Flow (1)	$71.5	$56.4	27%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

KEY QUARTERLY TRENDS

Revenue Trends:

•	AOL’s total revenue was flat year-over-year, representing AOL’s best revenue performance in over 7 years.

•	Global Advertising revenue grew 7%, its sixth consecutive quarter of year-over-year growth, reflecting:

•	7% year-over-year growth in combined AOL Properties Display and Third Party Network revenue, which totaled $248.2 million for the quarter.

•	18% growth in Third Party Network revenue, its sixth consecutive quarter of year-over-year growth.

•

8% year-over-year growth in Search and Contextual revenue, representing AOL’s first quarter of year-over-year growth in over 3 years, driven primarily by continued double-digit growth in search revenue on AOL.com.

•

Subscription trends continued to improve meaningfully with a 10% decline in revenue year-over-year and 1.8% monthly average churn compared to a 22% decline year-over-year in revenue and 2.2% monthly average churn in Q3 2011.

Profitability Trends:

•	AOL grew Adjusted OIBDA 12% year-over-year, the second consecutive quarter of year-over-year growth.

•

AOL reduced Adjusted OIBDA expenses excluding Traffic Acquisition Costs (TAC) and one-time items sequentially for the fifth consecutive quarter. Additionally, these expenses declined $26.6 million, or 7% year-over-year in Q3 2012.

Product/Consumer Trends:

•	AOL continued to make progress in key internet growth areas:

•

Video: The AOL On Network grew rapidly in both usage and revenue in Q3 2012, rising to the 2nd largest video network by views per comScore and growing revenue at double-digit rates both year-over-year and quarter-over-quarter in Q3 2012.

•

Brand Advertising: Increased advertiser adoption of AOL premium formats contributed to higher year-over-year reserved inventory pricing with the number of advertisers purchasing Project Devil ads continuing to grow at double-digit rates year-over-year and advertiser repeat usage of Devil remaining very strong.

•

Advertising.com: The number of publishers joining the Advertising.com network and the number of impressions available for sale to advertisers continued to grow at double-digit rates, while the number of video impressions sold grew over 100% from Q3 2011.

•	Local: Patch grew its traffic 19% year-over-year in September to 11.9 million unique visitors per comScore and frequency of visits grew both quarter-over-quarter and year-over-year.

•	Traffic: Unique visitors to AOL Properties in Q3 2012 were 111 million, growing 4% year-over-year.

Asset, Cash & Cash Flow Trends:

•	On August 3rd, AOL announced the expiration of its modified “Dutch Auction” tender offer and the repurchase of approximately 300,000 shares of AOL’s common stock at $30.00 per share.

•

On August 27th, AOL announced its method of returning $1.1 billion, or 100% of the patent transaction proceeds, to shareholders through a fixed dollar collared Accelerated Stock Repurchase (ASR) agreement with Barclays Bank PLC. (Barclays) and the authorization of a $5.15 per share special, one-time, cash dividend.

•

In addition to the approximately 300,000 shares acquired from the Dutch Auction, AOL has reduced its shares outstanding by a further 10.5 million shares as of today, based on shares delivered by Barclays under the ASR agreement. AOL expects to receive approximately 8 million additional shares by December 31, 2012, at which time AOL’s shares outstanding should be approximately 77 million shares. This represents an approximate 30% reduction in AOL’s shares outstanding from a high of approximately 107 million shares in 2011.

•

AOL had approximately $867 million of cash and equivalents at September 30, 2012. Q3 cash provided by operating activities and Free Cash Flow were $101.8 million and $71.5 million, up 23% and 27% year-over-year, reflecting growth in operating income.

DISCUSSION OF RESULTS

Revenue

Total revenue was flat year-over-year, representing AOL’s best year-over-year revenue performance in 7 years.

Global advertising revenue grew 7% year-over-year in Q3 2012, reflecting continued double-digit growth in Third Party Network revenue, growth in Search and Contextual revenue for the first time in over 3 years and double-digit growth in international display revenue, partially offset by a decline in domestic display revenue.

Third Party Network revenue increased 18%, reflecting 8% growth in Advertising.com revenues and $9.6 million related to the inclusion of Ad.com Japan, which AOL began consolidating in Q1 2012. Advertising.com growth reflects an increase in publishers on the network and increased sales of premium packages and products, including video.

Search and contextual revenue grew year-over-year for the first time in over 3 years, driven by continued growth in search revenue on AOL.com through the optimization of both the consumer and advertiser experiences and by increased queries from marketing related efforts. Search and contextual revenue growth was impacted by a decline in queries from domestic AOL-brand access subscribers and from cobranded portals.

Global display revenue declined 1% year-over-year, reflecting a 3% decline in domestic display revenue, partially offset by double-digit growth in international display advertising revenue. Domestic display revenue declined due to a reduction in the sale of reserved inventory, but was partially offset by an increase in the number of impressions sold through Ad.com, growth in reserved pricing due to the increased sales of premium formats and video and strong revenue growth from Patch. International display revenue growth reflects continued growth in both the UK and Canada.

Subscription revenue declined 10%, its lowest rate of decline in over 6 years driven by continued lower churn versus the prior year period and 6% growth in domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU), partially offset by a 16% decline in domestic AOL-brand access subscribers. ARPU growth reflects the impact of an ongoing price rationalization program. The program began in Q3 2011 and included the migration of certain individuals who had not previously received access service (and therefore were not included as domestic AOL-brand access subscribers) to a higher priced plan with additional services including the access service. This program, as previously disclosed, increased the number of AOL-brand access subscribers by approximately 200,000, positively impacting the total number of subscribers beginning in Q3 2011 and accounting for the sequential increase in the rate of decline in subscribers from 12% in Q2 to 16% in Q3 2012.

Revenue Continued…

Other revenue declines primarily reflect lower mobile carrier revenues. Revenue from mobile carriers represented 24% of total “Other revenue” in Q3 2011 and 8% in Q3 2012.

Profitability

AOL’s operating income and Adjusted OIBDA grew meaningfully year-over-year primarily reflecting growth in advertising revenue, and lower costs of revenues. Costs of revenues continued to decline in Q3 2012, driven by lower network related expenses, personnel costs and reduced content costs related primarily to AOL’s reduced reliance on freelancers. Cost of revenues declines were partially offset by $13.1 million of increased TAC, primarily due to continued growth in Third Party Network advertising. Net and operating income also benefitted from a year-over-year decline in depreciation and amortization of $17.6 million related to certain intangible assets being fully amortized and the decommissioning of certain network equipment.

Tax

AOL had pre-tax income from operations of $45.1 million and a related income tax expense of $24.4 million, resulting in an effective tax rate of 54.1% for the three months ended September 30, 2012, as compared to an effective tax rate of 136.6% for the three months ended September 30, 2011. The effective tax rate for the three months ended September 30, 2012 differed substantially from the statutory U.S. federal income tax rate of 35.0% primarily due to foreign losses that did not produce a tax benefit.

On August 27th, AOL adopted a Tax Asset Protection Plan (the “TAPP”) in an effort to preserve its significant domestic tax attributes, the utilization of which could be prohibited or significantly delayed should a “change of control” be triggered under Section 382 of the Internal Revenue Code of 1986, as amended. The TAPP is intended to act as a deterrent to any individual, individual fund or family of funds with common dispositive power of acquiring 4.9% or more of the AOL’s outstanding shares without the approval of the Board of Directors. Unless otherwise restricted, AOL can utilize these tax attributes in certain circumstances to offset future U.S. taxable income, including in connection with capital gains that may be generated from a potential asset sale. AOL believes the implementation of the TAPP will serve the interests of all shareholders given the size of its domestic tax assets and the potential damage that could occur should a change of control occur. This plan is similar to other arrangements adopted by many other public companies with significant tax attributes.

Cash Flow

Q3 2012 cash provided by operating activities was $101.8 million, while Free Cash Flow was $71.5 million, up 23% and 27% year-over-year, respectively. Cash provided by operating activities and Free Cash Flow growth both reflect the year-over-year improvement in operating income.

Accelerated Stock Repurchase Agreement and Special Cash Dividend

On August 26, 2012, AOL entered into the ASR Agreement with Barclays effective August 27, 2012. Under the ASR Agreement, on August 30, 2012, we paid $654.1 million from cash on hand to Barclays to repurchase outstanding shares of common stock. The consideration paid to Barclays included $54.1 million in contemplation of the special cash dividend discussed further below, which was calculated as the present value of the special cash dividend with respect to those shares deliverable under the ASR Agreement prior to the ex-dividend date. The purchase price is also subject to floor and cap provisions establishing a minimum and maximum number of repurchased shares. The special cash dividend will be payable on December 14, 2012 to shareholders of record at the close of business on December 5, 2012, with an ex-dividend date of December 3, 2012.

OPERATING METRICS

	Q3 2012	Q3 2011	Y/Y Change	Q2 2012	Q/Q Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	2,893	3,452	-16%	3,031	-5%
ARPU (1)	$18.47	$17.49	6%	$17.92	3%
Domestic AOL-brand access subscriber monthly average churn (2)	1.8%	2.2%	-18%	1.7%	6%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	111	107	4%	112	-1%
Domestic average monthly unique visitors to AOL Advertising Network	186	187	-1%	186	0%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals, who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. ARPU is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.

(2)

Churn represents the percentage of subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss third quarter 2012 financial results on Tuesday, November 6, 2012, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (888) 396.2369 and other international parties should call (617) 847.8710. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 79845370.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Comprehensive Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Advertising	$340.0	$317.7	$1,007.9	$950.4
Subscription	173.5	191.9	531.1	608.6
Other	18.2	22.1	53.2	66.3

Total revenues	531.7	531.7	1,592.2	1,625.3
Costs of revenues	382.3	397.9	1,163.1	1,190.2
General and administrative	97.2	95.5	301.2	333.5
Amortization of intangible assets	9.0	22.6	28.6	73.5
Restructuring costs	0.4	7.1	7.7	35.5
Income from licensing of intellectual property	—	—	(96.0)	—
(Gain) loss on disposal of assets, net	(0.3)	—	(946.1)	1.6

Operating income (loss)	43.1	8.6	1,133.7	(9.0)
Other income (loss), net	2.0	(1.5)	9.3	(2.6)

Income (loss) from operations before income taxes	45.1	7.1	1,143.0	(11.6)
Income tax provision (benefit)	24.4	9.7	130.7	(1.9)

Net income (loss)	$20.7	$(2.6)	$1,012.3	$(9.7)
Net (income) loss attributable to noncontrolling interests	0.1	—	0.4	—

Net income (loss) attributable to AOL Inc.	$20.8	$(2.6)	$1,012.7	$(9.7)

Per share information attributable to AOL Inc. common stockholders:

Basic net income (loss) per common share	$0.22	$(0.02)	$10.82	$(0.09)

Diluted net income (loss) per common share	$0.22	$(0.02)	$10.64	$(0.09)

Shares used in computing basic income (loss) per common share	92.6	106.2	93.6	106.7

Shares used in computing diluted income (loss) per common share	96.0	106.2	95.2	106.7

Cash dividends declared per common share	$5.15	$—	$5.15	$—

Comprehensive income (loss) attributable to AOL Inc.:
Comprehensive income (loss)	$22.6	$(7.1)	$1,000.0	$0.6
Comprehensive (income) loss attributable to noncontrolling interests	0.1	—	0.6	—

Comprehensive income (loss) attributable to AOL Inc.	$22.7	$(7.1)	$1,000.6	$0.6

Depreciation expense by function:
Costs of revenues	$31.7	$34.6	$96.2	$109.2
General and administrative	2.6	3.7	9.4	15.9

Total depreciation expense	$34.3	$38.3	$105.6	$125.1

Equity-based compensation by function:
Costs of revenues	$5.0	$3.9	$13.6	$11.8
General and administrative	6.1	6.4	14.7	19.9

Total equity-based compensation	$11.1	$10.3	$28.3	$31.7

Retention compensation expense related to acquired companies by function: (1)
Costs of revenues	$2.3	$9.7	$9.5	$27.8
General and administrative	0.1	0.2	0.1	1.1

Total retention compensation expense related to acquired companies	$2.4	$9.9	$9.6	$28.9

Traffic Acquisition Costs (included in costs of revenues)	$89.6	$76.5	$252.8	$222.2

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets

Current assets:
Cash and equivalents	$867.1	$407.5
Accounts receivable, net of allowances of $7.2 and $8.3, respectively	303.1	311.5
Prepaid expenses and other current assets	27.9	36.9
Deferred income taxes	38.1	53.7

Total current assets	1,236.2	809.6
Property and equipment, net	487.3	505.2
Goodwill	1,076.5	1,064.0
Intangible assets, net	129.2	135.2
Long-term deferred income taxes	169.0	259.2
Other long-term assets	62.7	51.8

Total assets	$3,160.9	$2,825.0

Liabilities and Equity
Current liabilities:
Accounts payable	$72.6	$74.9
Accrued compensation and benefits	117.2	152.8
Accrued expenses and other current liabilities	163.3	171.6
Dividend payable	445.1	—
Deferred revenue	68.6	70.9
Current portion of obligations under capital leases	49.4	44.6

Total current liabilities	916.2	514.8
Long-term portion of obligations under capital leases	60.8	66.2
Long-term deferred income taxes	6.7	3.5
Other long-term liabilities	81.0	67.9

Total liabilities	1,064.7	652.4

Redeemable noncontrolling interest	14.1	—

Equity:
Common stock, $0.01 par value, 109.2 million shares issued and 90.1 million shares outstanding as of September 30, 2012 and 107.0 million shares issued and 94.3 million shares outstanding as of December 31, 2011	1.1	1.1
Additional paid-in capital	2,953.0	3,422.4
Accumulated other comprehensive income (loss), net	(299.6)	(287.5)
Accumulated deficit	(222.2)	(789.8)
Treasury stock, at cost, 19.1 million shares at September 30, 2012 and 12.7 million shares at December 31, 2011	(349.9)	(173.6)

Total stockholders’ equity	2,082.4	2,172.6
Noncontrolling interest	(0.3)	—

Total equity	2,082.1	2,172.6

Total liabilities, redeemable noncontrolling interest and equity	$3,160.9	$2,825.0

AOL Inc.

Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Nine Months Ended September 30,
	2012	2011
Operating Activities

Net income (loss)	$1,012.3	$(9.7)
Adjustments for non-cash and non-operating items:
Depreciation and amortization	134.2	198.6
Asset impairments and write-offs	3.0	5.1
(Gain) loss on step acquisitions and disposal of assets, net	(958.7)	2.4
Equity-based compensation	28.3	31.7
Deferred income taxes	103.0	(5.8)
Other non-cash adjustments	(3.2)	4.0
Changes in operating assets and liabilities, net of acquisitions	(30.0)	(29.9)

Cash provided by continuing operations	288.9	196.4

Investing Activities

Investments and acquisitions, net of cash acquired	(10.3)	(374.8)
Proceeds from disposal of assets, net	951.5	2.9
Capital expenditures and product development costs	(49.0)	(67.9)

Cash provided (used) by investing activities	892.2	(439.8)

Financing Activities

Repurchase of common stock	(698.7)	(69.2)
Principal payments on capital leases	(41.1)	(36.4)
Tax withholdings related to net share settlements of restricted stock units	(6.3)	(0.3)
Decrease (increase) in cash collateral securing letters of credit	0.3	(12.6)
Proceeds from exercise of stock options	26.1	0.6

Cash used by financing activities	(719.7)	(117.9)

Effect of exchange rate changes on cash and equivalents	(1.8)	3.6
Increase (decrease) in cash and equivalents	459.6	(357.7)
Cash and equivalents at beginning of period	407.5	801.8

Cash and equivalents at end of period	$867.1	$444.1

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three and nine months ended September 30, 2012 and 2011 (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Restructuring costs	$(0.4)	$(7.1)	$(7.7)	$(35.5)
Equity-based compensation expense	(11.1)	(10.3)	(28.3)	(31.7)
Retention compensation expense related to acquired companies (1)	(2.4)	(9.9)	(9.6)	(28.9)
Costs related to proxy contest	—	—	(10.6)	—
Costs related to patent sale and return of proceeds to shareholders	(3.0)	—	(9.4)	—
Acquisition-related costs	(0.3)	(0.2)	(0.4)	(9.7)
Gain on consolidation of Ad.com Japan (2)	—	—	10.8	—
Income from licensing of intellectual property	—	—	96.0	—
Gain on sale of patents	0.3	—	946.1	—
Settlement of tax matters	—	—	(9.6)	—

Pre-tax impact	(16.9)	(27.5)	977.3	(105.8)

Income tax impact (3)	5.0	8.5	(47.3)	34.7

After-tax impact	(11.9)	(19.0)	930.0	(71.1)
Income tax benefit related to worthless stock deduction	—	—	—	7.1

After-tax impact of items impacting comparability of net income	$(11.9)	$(19.0)	$930.0	$(64.0)

Impact per basic common share	$(0.13)	$(0.18)	$9.94	$(0.60)

Impact per diluted common share	$(0.12)	$(0.18)	$9.77	$(0.60)

Effective tax rate (4)	39.5%	39.0%	39.5%	39.0%

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible until disposition of the acquired entity.

(2)

During the three months ended March 31, 2012, AOL purchased an additional interest in a joint venture, Ad.com Japan and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a noncash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.

(3)

The income tax impact for the gain on consolidation of Ad.com Japan, licensing of intellectual property and gain on sale of patents is calculated by using the actual tax expense for the transactions. The income tax impact for all remaining items is calculated by applying the normalized annual effective tax rate to deductible items. Items that are not deductible include a portion of the retention compensation expense, discussed above.

(4)

For the three and nine months ended September 30, 2012, the effective tax rate was calculated based on AOL’s 2012 projected normalized annual effective tax rate. The effective tax rate for the three and nine months ended September 30, 2011 was calculated based upon AOL’s 2011 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income (Loss) and Free Cash Flow to Cash Provided by Operating Activities

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating income (loss)	$43.1	$8.6	$1,133.7	$(9.0)

Add: Depreciation	34.3	38.3	105.6	125.1

Add: Amortization of intangible assets	9.0	22.6	28.6	73.5

Add: Restructuring costs	0.4	7.1	7.7	35.5

Add: Equity-based compensation	11.1	10.3	28.3	31.7

Add: Asset impairments and write-offs	0.2	0.9	3.0	5.1

Add: Losses/(gains) on disposal of assets, net	(0.2)	(0.6)	(946.6)	1.0

Adjusted OIBDA	$97.9	$87.2	$360.3	$262.9

Cash provided by operating activities	$101.8	$82.5	$288.9	$196.4

Less: Capital expenditures and product development costs	17.3	14.0	49.0	67.9

Less: Principal payments on capital leases	13.0	12.1	41.1	36.4

Free Cash Flow	$71.5	$56.4	$198.8	$92.1

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues) and noncash asset impairments and write-offs. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings and gains and losses on asset sales, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges and write-offs related to goodwill, intangible assets and fixed assets which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) potential fluctuation in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) our ability to attract and retain unique visitors to our properties; 8) asset impairments; and 9) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Marketing & Corporate Communications

Jolie Hunt

212-206-5002

Jolie.Hunt@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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